Exhibit 10(e)

2012 HOVNANIAN ENTERPRISES, INC.
 STOCK INCENTIVE PLAN

RESTRICTED SHARE UNIT AGREEMENT
(Directors)

Participant:	Date of Grant:

Number of RSUs:

Dates of Vesting of Class A Shares:
Date	Number of RSUs

1.      Grant of RSUs.  For valuable consideration, receipt of which is hereby acknowledged, Hovnanian Enterprises, Inc., a Delaware Corporation (the “Company”), hereby grants the number of restricted share units (“RSUs”) listed above to the Participant, on the terms and conditions hereinafter set forth.  This grant is made pursuant to the terms and conditions of the 2012 Company Stock Incentive Plan (the “Plan”), which Plan, as amended from time to time, is incorporated herein by reference and made a part of this Agreement.  Each RSU represents the unfunded, unsecured right of the Participant to receive a Share on the date(s) specified herein.  Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.

2.      Vesting and Timing of Transfer.

(a)       The Participant will become vested in the RSUs in accordance with the schedule set forth above.

(b)       The Company shall transfer to the Participant, as soon as practicable but not later than 60 days after an applicable vesting date, a number of Class A Shares equal to the number of RSUs that became vested on that vesting date (rounded up to the next whole share), provided, however, that upon the final transfer of Shares to the Participant (i) such number of Shares shall be reduced to the extent necessary to reflect any previous rounding up pursuant to this sentence, and (ii) in lieu of a fractional Share, the Participant shall receive a cash payment equal to the Fair Market Value of such fractional Share.  If the Participant is eligible to participate in, and has elected to defer the transfer of Shares pursuant to the terms of a nonqualified deferred compensation plan maintained by the Company, such Shares shall be so deferred, and any such deferral, when paid, shall be paid in Shares. Once the transfer of any Shares is deferred, the rights and privileges of the Participant with respect to such Shares shall be determined solely pursuant to the terms of the applicable plan, and not pursuant to the terms and conditions of this Agreement.

(c)       Notwithstanding Sections 2(a) and 2(b) of this Agreement, if the Participant ceases to be a member of the Board of Directors  due to (i) death, (ii) Disability or (iii) Retirement, but only if such Retirement occurs on or after the first anniversary of the Date of Grant indicated above, the Company shall cause there to be transferred to the Participant, as soon as practicable but not later than 60 days after such cessation, but subject to Section 13 of this Agreement, a number of Shares equal to the aggregate number of then unvested RSUs granted to the Participant under this Agreement; provided, however, that upon the transfer of such Shares to the Participant, in lieu of a fractional Share, the Participant shall receive a cash payment equal to the Fair Market Value of such fractional Share.  In the event of the death of the Participant, the transfer of Shares under this Section 2(c) shall be made in accordance with the beneficiary designation form on file with the Company; provided, however, that, in the absence of any such beneficiary designation form, the transfer of Shares under this Section 2(c) shall be made to the person or persons to whom the Participant’s rights under the Agreement shall pass by will or by the applicable laws of descent and distribution. For purposes of this Agreement, “Disability” shall mean disability within the meaning of Section 22(e)(3) of the Code, and “Retirement” shall mean termination as a member of the Board of Directors on or after age 60, or on or after age 58 with at least 15 years of “Service” to the Company immediately preceding such termination.  For this purpose, “Service” means the period of service as a member of the Board of Directors immediately preceding Retirement, plus any prior periods of service as a member of the Board of Directors of one or more years’ duration, unless they were succeeded by a period of non-service as a member of the Board of Directors of at least three years’ duration.

(d)       Upon each transfer or deferral of Shares in accordance with Sections 2(a), 2(b) and 2(c) of this Agreement, a number of RSUs equal to the number of Shares transferred to the Participant or deferred shall be extinguished.

(e)       Notwithstanding Sections 2(a), 2(b) and 2(c) of this Agreement, upon the date that the Participant ceases to be a member of the Board of Directors  for any reason other than death, Disability or Retirement occurring on or after the first anniversary of the Date of Grant indicated above, any unvested RSUs shall immediately terminate for no further consideration.

3.      Dividends.  If on any date while RSUs are outstanding hereunder the Company shall pay any dividend on the Shares (other than a dividend payable in Shares), the number of RSUs granted to the Participant shall, as of such dividend payment date, be increased by a number of RSUs equal to: (a) the product of (x) the number of RSUs held by the Participant as of the related dividend record date, multiplied by (y) the per Share amount of any cash dividend (or, in the case of any dividend payable in whole or in part other than in cash, the per Share value of such dividend, as determined in good faith by the Committee), divided by (b) the Fair Market Value of a Share on the payment date of such dividend.  In the case of any dividend declared on Shares that is payable in the form of Shares, the number of RSUs granted to the Participant shall be increased by a number equal to the product of (a) the RSUs that are held by the Participant on the related dividend record date, multiplied by (b) the number of Shares (including any fraction thereof) payable as a dividend on a Share.  Any RSUs attributable to dividends under this Section 3 shall be subject to the vesting provisions provided in Section 2.

4.      Adjustments Upon Certain Events.  Subject to the terms of the Plan, in the event of any change in the outstanding Shares by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, amalgamation, spin-off or combination transaction or exchange of Shares or other similar events (collectively, an “Adjustment Event”), the Committee shall, in its sole discretion, make an appropriate and equitable adjustment in the number of RSUs subject to this Agreement to reflect such Adjustment Event. Any such adjustment made by the Committee shall be final and binding upon the Participant, the Company and all other interested persons.

5.      No Acquired Rights.  In participating in the Plan, the Participant acknowledges and accepts that the Board has the power to amend or terminate the Plan, to the extent permitted thereunder, at any time and that the opportunity given to the Participant to participate in the Plan is entirely at the discretion of the Board and does not obligate the Company or any of its Affiliates to offer such participation in the future (whether on the same or different terms).

6.      No Rights of a Shareholder.  The Participant shall not have any rights or privileges as a shareholder of the Company until the Shares in question have been registered in the Company’s register of shareholders.

7.      Legend on Certificates.  Any Shares issued or transferred to the Participant pursuant to Section 2 of this Agreement shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, and any applicable Federal or state laws or relevant securities laws of the jurisdiction of the domicile of the Participant, and the Committee may cause a legend or legends to be put on any certificates representing such Shares to make appropriate reference to such restrictions.

8.      Transferability.  RSUs may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance not permitted by this Section 8 shall be void and unenforceable against the Company or any Affiliate.

9.      Withholding.  The Participant may be required to pay to the Company or any Affiliate and the Company or any Affiliate shall have the right and is hereby authorized to withhold from any transfer due under this Agreement or under the Plan or from any compensation or other amount owing to the Participant, applicable withholding taxes with respect to any transfer under this Agreement or under the Plan and to take such action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.  Notwithstanding the foregoing, if the Participant ceases to be a member of the Board of Directors prior to the transfer of all of the Shares under this Agreement, the payment of any applicable withholding taxes with respect to any further transfer of Shares under this Agreement or the Plan shall be made solely through the sale of Shares equal to the statutory minimum withholding liability.

10.    Choice of Law.  THE INTERPRETATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

11.    RSUs Subject to Plan.  By entering into this Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan.  All RSUs are subject to the Plan.  In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

12. Signature in Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

13.    409A.  Notwithstanding any other provisions of this Agreement or the Plan, this RSU shall not be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon the Participant.  In the event it is reasonably determined by the Committee that, as a result of Section 409A of the Code, the transfer of Class A Shares under this Agreement may not be made at the time contemplated hereunder without causing the Participant to be subject to taxation under Section 409A of the Code (including due to the Participant’s status as a “specified employee” within the meaning of Section 409A of the Code), the Company will make such payment on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

HOVNANIAN ENTERPRISES, INC.

Ara K. Hovnanian President, Chief Executive Officer and Chairman of the Board

PARTICIPANT: